Exhibit 10.2

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Pharmaceuticals

David R. Austin

Sr. Vice President and CFO

September 5, 2003

Howard Weisman

President

ESP Pharma

2035 Lincoln Highway, Suite 2150

Edison, NJ 08817

Re:                               Sublicense and Supply Agreement

Dear Howard:

This letter, when signed for ESP and returned to me, will amend the Sublicense and Supply Agreement of September 1, 1993, (that is under agreement for assignment by American Home Products Corporation, now Wyeth, to ESP) (the Agreement) on the first day of a calendar quarter following the assignment of the Agreement to ESP and the fulfillment of all the conditions for license assignment enumerated in the letter agreement of April 18, 2002, among Wyeth, ESP and Roche (formerly Syntex (U.S.A.) LLC), provided that there be no disputes about payments due Roche and also provided that the Quality Agreement and side letter regarding quality, both dated June 2003, are signed by all applicable parties (“Amendment Date”). The licensor in this agreement is now Roche Palo Alto LLC, formerly Syntex (U.S.A.) Inc.

The parties hereby agree to the following amendments:

1.                                       Section 1.2 shall be amended by deleting from that section all of subsection (b), beginning with “divided by” and continuing through the end of that section. And the defined term “Average Net Selling Price” shall be replaced throughout the Agreement with the term “Net Sales.”

2.                                       Section 3.4(a) shall be replaced in its entirety by the following:
3.4(a) The initial price of Bulk Product shipped to ESP, or its designated manufacturer, shall be [*] dollars ($[*]) per kilogram through December 31, 2004.

Roche Palo Alto LLC	5491 Hillview Ave.	Tel. 850-852-1140
	Palo Alto,	Fax 850-254-7645
	California 94304-1497	David.Austin@roche.com

Annually thereafter, beginning on January 1, 2005, and thereafter beginning on the first day of the calendar year, the price shall be increased or decreased by the percentage increase or decrease in the U.S. Producer Price Index for Chemicals and Allied Products (WPU006) for the immediately preceding calendar year. There shall be no decrease in price below [*] dollars ($[*]) per kilogram.

3.                                       Section 3.4(b) shall be replaced in the entirety by the following:

3.4(b) From the Amendment Date until December 31, 2003, ESP shall pay to Roche a royalty of [*] percent ([*]%) of Net Sales. Beginning January 1, 2004, ESP shall pay Roche a royalty on its Net Sales as follows, calculated on an annual basis using a calendar year:

1)              On the first $[*] of Net Sales, a royalty equal to [*] percent ([*]%) of Net Sales;

2)              On the next $[*] of Net Sales, a royalty equal to [*] percent ([*]%) of Net Sales;

3)              On Net Sales in excess of $[*], a royalty equal to [*] percent ([*]%) of such excess;

4.                                       Section 3.4(c) shall be replaced in its entirety by the following:

3.4(c) Within sixty (60) days after the end of each calendar Quarter, ESP shall calculate and report to Roche for such previous quarter the (i) gross sales of Covered Product made by ESP or its distributor, (ii) Net Sales (including those sales to a distributor) of Covered Products, (iii) cumulative annual Net Sales for the current calendar year, (iv) the amount of Bulk Product (at label strength) contained in the Covered Products sold by ESP during such covered Quarter, and (v) the calculation of payments due. With such report, ESP shall remit in U.S. dollars to Roche the payment due pursuant to Section 3.4(b).

5.                                       Section 3.4(d) shall be deleted in its entirety and shall be replaced by the existing 3.4(e).

6.                                       Section 3.4(f) shall be renumbered to become Section 3.4(e).

7.                                       Sections 3.5(a), (b) and (c) and all of Section 3.6 shall be replaced in their entirety by the following:

3.5(a) Roche shall provide free Bulk Product to ESP on a quarterly basis at the rate of [*] percent ([*]%) of the number of grams at label strength contained in the Covered Product sold by ESP during the last Quarter for which ESP reported sales pursuant to Section 3.4(c). Such free Bulk Product shall be added to shipments of Bulk Product ordered by ESP, and if no such shipment is made during any Quarter, the free Bulk Product shall be added to the next shipment made, if there is one. Such free Bulk Product shall be all the material supplied by Roche for samples, yield losses, overfill or other manufacturing issues; the only exception shall be replacement pursuant to Section 3.2 for Bulk Product that does not meet specifications set forth in Schedule A.

8.                                       The transition from the old agreement pricing to the pricing above will be accomplished in the following manner, which is exemplified in the model attached as Exhibit A. Baxter (for inventory only) and ESP shall verify a calculation of the Transitional Royalty Credit (as defined below) substantially in the form of Exhibit A attached hereto which is provided as an example of how such calculation is made.

8.1                                 ESP and Baxter shall verify the amount of unsold inventory of Bulk Product, work in process (“W-I-P”) and Covered Product on the day prior to the Amendment Date (“Audit Date”) and determine the Total Grams of Bulk Product and Invoiced Grams of Bulk Product as described herein.

(a)          The grams of Bulk Product contained in the W-I-P and Covered Product on the Audit Date shall be calculated by taking the number of individual ampoules in the W-I-P and Covered Product multiplied by 0.025 grams (the “Raw Material Equivalent”).

The Raw Material Equivalent shall be added to the grams of Bulk Product on hand as of the Audit date to determine the “Total Grams of Bulk Product.”

(b)         ESP shall calculate a percentage (the “Invoiced Grams Percentage”) by taking 100% minus (i) [*]% for Bulk Product acquired before September 1st, 2003, and (ii) [*]% for Bulk Product acquired after September 1st, 2003.

(c)          ESP shall multiply the Total Grams of Bulk Product by the applicable Invoiced Grams Percentage to determine the total Invoiced Grams of Bulk Product.

These results shall be reported to Roche within ten (10) days after the Audit Date. ESP shall keep accurate records of such inventory and Roche shall have the option of auditing such records and corresponding batch records.

8.2                                 The parties agree to use [*] ($[*]) as the weighted average price for the previous three quarters to be used for this calculation, provided that if the Average Net Selling Price Per Gram for Q3 2003 varies from $[*], the actual Average Net Selling Price Per gram for Q3 shall be used to calculate the weighted average price according to the method in Exhibit A.

8.3                                 Multiply the Invoiced Grams of Bulk Product by the weighted average price calculated in accordance with 8.2 above.

8.4                                 Roche shall credit the resulting number in 8.3 against the first payments due Roche from ESP.

8.5                                 ESP shall pay Roche $[*] times the Total Grams of Bulk Product from 8.1 as payment for those grams ten (10) days after the Audit Date.

9.                                       Beginning with the date of the signing of this letter and continuing until the earlier of (i) the Amendment Date or (ii) December 31, 2003, Roche shall grant ESP on a per Bulk Product shipment basis an additional [*] percent ([*]%) credit for free goods, for a total of [*] percent ([*]%) when added to the [*] percent ([*]%) now given pursuant to Section 3.6(a). This shall be the total of free goods available to ESP and ESP agrees not to make any claim against Roche under Section 3.4(d) of the License and Supply Agreement.

All other terms of the Agreement remain in full force and effect.

Sincerely,

/s/ David R. Austin
David R. Austin

AGREED
ESP PHARMA, INC.

By	/s/ Howard Weisman
Name	Howard Weisman
Date	9-8-03

EXHIBIT A

Example of Transition Arrangement ESP Contract Change